UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007

ATLAS ENERGY RESOURCES, LLC

(Exact name of registrant as specified in its charter)

Delaware	1-33193	75-3218520
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 Rouser Road, Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On June 29, 2007, Atlas Energy Operating Company, LLC (“Energy Operating”), the operating subsidiary of Atlas Energy Resources, LLC (“ATN”), entered into a Credit Agreement with J.P. Morgan Securities, Inc., as sole bookrunner and lead arranger, JP Morgan Chase Bank, N.A., as administrative agent, and a syndicate of lenders (the “Credit Agreement”), pursuant to which an $850 million five-year revolving loan facility (the “Revolving Loan Facility”) was made available. ATN and all existing or future direct or indirect material domestic subsidiaries of ATN, other than Anthem Securities, Inc., act as guarantors under the Credit Agreement. Up to $50.0 million of the Revolving Loan Facility may be used for standby letters of credit. Borrowings under the Revolving Loan Facility are secured by a first priority lien and security interest on not less than 80% of the engineered value of the oil and gas interests included in the determination of the borrowing base and a first priority lien and security interest on all of the equity interests of each guarantor other than ATN and all of the other material assets of ATN and its subsidiaries.

Energy Operating borrowed $713.9 million under the Revolving Loan Facility on June 29, 2007 to finance a portion of the purchase price of the Acquisition (as defined below) and to repay indebtedness under its prior revolving facility entered into on December 18, 2006 with Wachovia Bank, N.A. The proceeds of the Revolving Loan Facility may also be used to finance working capital and for other general corporate purposes.

Borrowings bear interest at a rate per annum equal to (i) (a) the higher of the rate of interest publicly announced by the Administrative Agent as its prime rate in effect (“Alternate Base Rate”) and (b) the federal funds effective rate from time to time plus 0.5% or (ii) the rate at which eurodollar deposits in the London interbank market for one, two, three or six months are quoted on the Telerate screen, as adjusted for actual statutory reserve requirements for Eurocurrency liabilities (“Adjusted LIBO Rate”), each plus the applicable margin based on borrowing base utilization percentage.

Amounts under the Revolving Loan Facility may be repaid and re-borrowed until June 29, 2012. Mandatory prepayments of the Revolving Loan Facility are required any time the aggregate amount of the outstanding revolving credit loans and letters of credit under the Revolving Loan Facility exceed 100% of the borrowing base.

The Credit Agreement contains standard representations and covenants for facilities of this type, including restrictions on incurring additional debt. The events which constitute an event of default are also customary for loans of this size, including payment defaults, breaches of representations or covenants, adverse judgments in excess of a specified amount and a change of control. Occurrence of an event of default allows the lenders to accelerate the payment of the loans and/or terminate the commitments to lend.

The Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Employment Agreement

On May 18, 2007, and effective as of June 29, 2007, Atlas America, Inc. (“ATLS”) entered into an employment agreement with Richard L. Redmond Jr. (the “Agreement”) pursuant to which he will serve as President and Chief Operating Officer of Atlas Energy Michigan, LLC (“ATNM”), a wholly-owned subsidiary of ATN. Mr. Redmond’s employment was contingent on the completion by ATNM of the acquisition of DTE Gas & Oil Company, which acquisition was completed on June 29, 2007. A brief description of the material terms and conditions of the Agreement is as follows:

•	The term of the Agreement is May 18, 2007 through May 17, 2011.

•

Mr. Redmond will receive an annual base salary of $300,000 during the initial year of his term and the compensation committee of ATLS’ Board of Directors will determine his base compensation for subsequent years. During each year of the term of the Agreement, Mr. Redmond will earn a minimum bonus of $300,000. Beginning in 2008, Mr. Redmond will be eligible to receive an incentive cash bonus for each year of the term, in an amount equal to $250,000 if the production, on a natural gas equivalent basis, for ATNM, exceeds specified amounts. If the production in the specified year exceeds a higher targeted rate of production, Mr. Redmond is entitled to an additional $250,000.

•	Mr. Redmond also received equity compensation as follows:

•

35,000 restricted units of ATN under the Long-Term Incentive Plan of ATN and 100,000 restricted options to purchase 100,000 units of ATN having a strike price equal to the closing price of ATN’s units on June 29, 2007 and having a ten-year term. These restricted securities will vest 25% on Mr. Redmond’s third anniversary of employment and 75% on his fourth anniversary of employment.

•

Pursuant to the Long-Term Incentive Plan of ATLS, options to purchase 20,000 common shares of ATLS having a strike price equal to the closing price of ATLS’s common shares on June 29, 2007 and having a ten-year term. These restricted securities will vest 25% on Mr. Redmond’s third anniversary of employment and 75% on his fourth anniversary of employment.

•

Mr. Redmond is entitled to participate in all applicable incentive, savings and retirement plans of ATLS and in any group life, hospitalization or disability insurance plan and health programs to the extent that Mr. Redmond is eligible and he is also entitled to use of an automobile.

ATLS may terminate Mr. Redmond without cause or for cause upon written notice of ATLS’s intention to terminate Mr. Redmond’s employment and a ten business day period for Mr. Redmond to cure the violations constituting cause, if applicable. If Mr. Redmond becomes disabled (as defined in the Agreement), ATLS may terminate Mr. Redmond by written notice and such termination will be effective 30 days after receipt of the notice. Mr. Redmond may terminate his employment for good reason upon 30 days’ written notice to ATLS or for any reason upon 180 days’ written notice to ATLS. Key termination benefits under the Agreement are summarized as follows:

•	If employment is terminated due to death or disability, ATLS shall pay to Mr. Redmond’s designated beneficiaries, a cash payment, within 60 days, consisting of the following amounts:

•	any earned but unpaid portion of Mr. Redmond’s base salary;

•	the proportionate share of the minimum cash bonus;

•	any accrued but unpaid vacation pay; and

•	an amount equal to one year of Mr. Redmond’s base compensation as of the date of termination, only in the event of death.

•

If employment is terminated by ATLS for cause or if Mr. Redmond voluntarily terminates his employment other than for good reason, ATLS will pay to Mr. Redmond his annual base salary accrued through the date of such termination.

•

If ATLS terminates Mr. Redmond other than for cause, death, disability or Mr. Redmond terminates his employment for good reason, ATLS will either (A) pay to Mr. Redmond amounts equal to the greater of (i) base compensation and the minimum cash bonus, each as if he had remained employed by ATLS for the term of the Agreement or (ii) base compensation and the minimum cash bonus as if he remained employed by ATLS for two years from the date of termination or (B) pay to Mr. Redmond $600,000 within 60 days after the date of termination and release Mr. Redmond from his non-compete obligations.

The Agreement includes standard restrictive covenants for a period of two years following termination, including non-compete and non-solicitation provisions.

A copy of the Agreement is attached hereto as Exhibit 10.2 and is hereby incorporated by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 29, 2007, ATN, through ATNM, completed its previously announced acquisition all of the outstanding equity interests of DTE Gas & Oil Company from MCN Energy Enterprises, Inc. (“MCN”) and DTE Energy Company (“DTE”) (the “Acquisition”). Before completion of the Acquisition, DTE Gas & Oil Company merged with Atlas Gas & Oil Company, LLC, a Michigan limited liability company. The total consideration (including initial adjustments for capital expenditures and working capital) paid by ATNM was approximately $1.258 billion, subject to final post-closing adjustment. The purchase price was paid in cash, and funded through borrowings under the Revolving Loan Facility described in Item 1.01 above and the proceeds of the private placement offering described in Item 3.02 below. Neither ATN nor its affiliates have any material relationship with MCN or DTE. The assets acquired from MCN and DTE in connection with the Acquisition include interests in approximately 2,150 natural gas wells producing from the Antrim Shale formation, located in Michigan’s northern lower peninsula, and approximately 228,000 net developed acres and 66,000 net undeveloped acres.

The foregoing description of the Acquisition does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement dated as of May 18, 2007, which was included as Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2007.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

On June 29, 2007, ATN completed its private placement of $600 million of equity securities to third party investors, consisting of 7,298,181 common units and 16,702,828 Class D units, at a negotiated, weighted average price per unit of $25.00 (the “Private Placement”). UBS Securities LLC acted as placement agent and received placement agent fees of $2,500,000. ATN used the net proceeds from the Private Placement to fund a portion of the purchase price of the Acquisition. The common units and Class D units were issued and sold by ATN in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The foregoing description of the Private Placement does not purport to be complete and is qualified in its entirety by reference to the form of Class D Unit and Common Unit Purchase Agreement, which was included as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2007.

The Class D units represent a new class of ATN’s equity securities that may convert into common units if the conversion is approved by ATN’s unitholders. ATN has agreed to hold a meeting of its unitholders to consider, or obtain the consent of its unitholders to, this proposal as soon as reasonably practicable, but no later than November 11, 2007. If ATN seeks the consent of its unitholders without a meeting, ATN will distribute an information statement meeting the requirements of the Securities Exchange Act of 1934, as amended, before obtaining the consent. Once the conversion is approved, the Class D units will automatically convert to common units on a one-for-one basis.

ATLS, ATN’s parent, and its subsidiary, Atlas Energy Management, Inc. (“Atlas Management”), currently own approximately 67.3% of ATN’s voting units. In connection with the Private Placement, ATLS and Atlas Management entered into a voting agreement pursuant to which they agreed to vote their units in favor of the conversion of the Class D units. A copy of the voting agreement is filed as Exhibit 10.3. hereto and is hereby incorporated by reference.

Also in connection with the Private Placement, ATN agreed to file a registration statement with the Securities and Exchange Commission covering the common units issued in the Private Placement and those underlying the Class D units. A copy of the registration rights agreement is filed as Exhibit 10.4 hereto and is hereby incorporated by reference.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As described above in Item 3.02, on June 29, 2007, ATN completed a private offering of common and Class D units. Its Amended and Restated Operating Agreement was amended as of that date to create the Class D units (the “Amendment”). The Class D units have no voting rights other than as required by law and are subordinated to ATN’s common units in the payment of distributions and on dissolution and liquidation. The Class D units may convert into common units on a one-for-one basis if the conversion is approved by ATN’s unitholders. If the conversion is not approved by the unitholders by November 11, 2007, the Class D units will be entitled to a special quarterly distribution equal to 115% of the distribution received by ATN’s common and Class A units until the unitholder approval is received.

A copy of the Amendment is filed as Exhibit 3.1 hereto and is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired. The required financial statements will be filed within the time period required under applicable regulations under the Securities and Exchange Act of 1934.

(b) Pro forma financial information. The required pro forma financial information will be filed within the time period required under applicable regulations under the Securities and Exchange Act of 1934.

(c) Shell company transactions. Not applicable

(d) Exhibits.

Exhibit Number	Description
3.1	Amendment No. 1 to Amended and Restated Operating Agreement of Atlas Energy Resources, LLC.

10.1	Revolving Credit Agreement, dated as of June 29, 2007, among Atlas Energy Operating Company, LLC, its subsidiaries, J.P. Morgan Chase Bank, N.A., as Administrative Agent and the other lenders signatory thereto.

10.2	Employment Agreement, dated May 18, 2007, by and between Atlas America, Inc. and Richard L. Redmond Jr.

10.3	Voting Agreement dated as of June 29, 2007 between Atlas America, Inc. and Atlas Energy Management, Inc.

10.4	Registration Rights Agreement dated as of June 29, 2007 by and among Atlas Energy Resources, LLC and the purchasers named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS ENERGY RESOURCES, LLC

	By:	/s/ Lisa Washington
	Name:	Lisa Washington
Date: June 29, 2007	Title:	Secretary and Chief Legal Officer